[GRAPHIC  OMITTED]



                               [GRAPHIC  OMITTED]

July  18,  2000

Board  of  Directors
Virtualsellers.com  Inc.
Suite  1000,  120  North  LaSalle  Street
Chicago,  Illinois  60602

Dear  Sirs:

          We act as counsel to Virtualsellers.com Inc. (the "Company"), which is incorporated pursuant to the federal laws of Canada, and have assisted in the preparation of the registration statement (the "Registration Statement") of the Company under the Securities Act of 1933, as amended (the "1933 Act") of 200,000 common shares (the "Shares") in the capital of the Company issuable pursuant to an Employment Agreement between the Company and Edward Sharpless, dated May 19, 2000 (the "Agreement").

          For the purposes of rendering this opinion, we examined originals or photostatic copies of such documents as we deemed to be relevant. In conducting our examination, we assumed, without investigation, the genuineness of all signatures, the correctness of all certificates, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies, and the accuracy and completeness of all records made available to us by the Company. In addition, in rendering this opinion, we assumed that the Shares will be offered in the manner and on the terms identified or referred to in the Registration Statement, including all amendments thereto.

          Based upon and subject to the foregoing, after giving due regard to such issues of law as we deemed relevant, and assuming that (i) the Registration Statements becomes and remains effective, and the prospectus which is a part thereof (the "Prospectus"), and the Prospectus delivery procedures with respect thereto, fulfil all of the requirements of the 1933 Act, throughout all periods relevant to the opinion, and (ii) all offers and sales of the Shares will be made in compliance with the securities laws of the states and/or provinces having jurisdiction thereof, we are of the opinion that the Shares to be issued pursuant to the Agreement will be legally issued, fully paid and non-assessable.

          This opinion is being furnished solely in connection with the filing of the Registration Statement with the Securities and Exchange Commission, and we hereby consent to the use of this opinion as an exhibit to the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the

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Registration  Statement  under  the  provisions  of  the Securities Act 1933, as amended, or the rules and regulations of the Securities and Exchange Commission. This opinion may not be relied upon, used by or distributed to any person or entity for any other purpose without our prior written consent.

          We are qualified to practice law only in the Province of British Columbia and the State of California, and we express no opinion herein as to laws other than the laws of the Province of British Columbia and the federal laws of the United States and Canada applicable therein as of the date hereof. We confirm that we are qualified to opine on US federal securities laws. We do not undertake to advise you or anyone else of any changes in the opinions expressed herein resulting from changes in law, changes in facts or any other matters that hereafter might occur to be brought to our attention that did not exist on the date hereof and of which we had no knowledge.

Yours  truly,

CLARK,  WILSON

/s/  Clark,  Wilson